Exhibit 5.2


                       LEBOEUF, LAMB, GREENE & MACRAE LLP
                              125 WEST 55TH STREET
                            NEW YORK, NY 10019-5389
                                 (212) 424-8000
                           FACSIMILE: (212) 424-8500





                                            December 15, 2005


IDACORP, Inc.
1221 West Idaho Street
Boise, Idaho 83702-5627

Ladies and Gentlemen:

          We have acted as special counsel to IDACORP, Inc., an Idaho corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-3, File No. 333-83434 (the "Registration Statement") by the Company on February 26, 2002 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to $500,000,000 in aggregate principal amount of its
(i) unsecured senior debt securities, (ii) common stock, without par value (the "Common Stock") and the preferred share purchase rights attached thereto (the "Rights") and (iii) stock purchase contracts to purchase a number of shares of the Common Stock. The Registration Statement was declared effective on March 6, 2002; the prospectus included therein, dated March 6, 2002 (the "Base Prospectus"), has been supplemented by a prospectus supplement, dated December 15, 2005 (the "Prospectus Supplement") (the Base Prospectus and the Prospectus Supplement collectively referred to as the "Prospectus"), relating to the issuance and sale, pursuant to the Sales Agency Agreement, dated December 15, 2005 (the "Sales Agency Agreement") between the Company and BNY Capital Markets, Inc., of up to 2,500,000 shares of Common Stock (the "Shares") and the related Rights.

          For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, the Prospectus, the Sales Agency Agreement and the Rights Agreement, dated as of September 10, 1998, between the Company and Wells Fargo Bank, National Association, as successor Rights Agent to The Bank of New York (the "Rights Agreement"); (ii) the Articles of Incorporation, as amended, and Amended Bylaws of the Company; (iii) resolutions adopted by the Board of Directors of the Company relating to the Registration Statement, the Prospectus, the Rights Agreement, and the Common Stock in general and the Shares and Rights in particular and (iv) such other instruments, certificates, records and documents as we have deemed necessary or appropriate for the purposes hereof. In such examination, we have assumed the genuineness of all signatures,

IDACORP, Inc.
December 15, 2005
Page 2


the authenticity of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid Registration Statement, Prospectus, Rights Agreement, Articles of Incorporation, Amended Bylaws, resolutions, instruments, certificates, records and documents. We have also assumed the regularity of all corporate procedures.

          Based upon the foregoing, and subject to the qualifications and limitations expressed herein, we are of the opinion that the Shares will be validly issued, fully paid and non-assessable and the Rights will be legally issued and binding obligations of the Company when (i) the Shares shall have been issued, sold and delivered pursuant to the terms and provisions of the Sales Agency Agreement and (ii) the Rights shall have been issued in accordance with the terms of the Rights Agreement and the actions hereinabove mentioned.

          The matters relating to the Shares and the Rights are governed by the law of the State of Idaho. In regard to the Rights, we note that Section 30-1610 of the Idaho Control Share Acquisition Law and Section 30-1706 of the Idaho Business Combination Law each provides that nothing contained in either the Idaho Control Share Acquisition Law (Sections 30-1601 through 30-1614) or the Idaho Business Combination Law (Sections 30-1701 through 30-1710), respectively, is intended to limit the corporate powers or authority of an "issuing public corporation" (as defined in such statutes), such as the Company, to take actions "which the directors may appropriately determine to be in furtherance of the protection of the interests of the corporation and its shareholders, including without limitation the authority to . . . enter into . . . arrangements", such as the Rights Agreement, that "deny rights. . . to the holder or holders of at least a specified number of shares or percentage of share ownership or voting power in certain circumstances."

          Because we are not aware of any court decision applying the law of the State of Idaho that addresses the effect of these statutory provisions or the validity of plans similar to the Rights Agreement, it is difficult to express a professional judgment as to how a court applying the law of the State of Idaho would rule with respect to the issues relating to the Rights. Nevertheless, we are able to advise you of our opinion as expressed herein, which reflects our professional conclusion concerning how a court applying the law of the State of Idaho (including, but not limited to, Section 30-1610 of the Idaho Control Share Acquisition Law and Section 30-1706 of the Idaho Business Combination Law) likely would rule.

          Although we are not admitted to practice in the State of Idaho, we have conferred with Thomas R. Saldin, Esq., Senior Vice President, General Counsel and Secretary of the Company, for purposes of rendering this opinion. General Counsel and we have concluded that a court applying the law of the State of Idaho, when presented with novel questions concerning takeover matters, such as the effect of the statutory provisions cited above, the adoption by the Company of the Rights Agreement and the status of the Rights, most likely would apply the corporate law of the State of Delaware, the most fully developed body of corporate law in the United States. Accordingly, in rendering our opinion, we have assumed that Delaware corporate

IDACORP, Inc.
December 15, 2005
Page 3


law, as expressed in court decisions applying that law, with which we are familiar, provides an indication of what standards a court would apply if it were required to apply the law of the State of Idaho considering the matters relating to the Rights. If, however, such a court did not apply the corporate law of Delaware to the Rights Agreement and the Rights, we cannot express a professional judgment as to the conclusions such a court would reach or as to the effect of such conclusions, whether positive or negative, on the Rights.

          With respect to this opinion, we do not hold ourselves out as experts on the laws of any state other than the State of New York. Our opinions expressed above are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the applicable provisions of the Constitution of the State of Delaware and the reported judicial decisions interpreting the Delaware laws, and the federal laws of the United States. Insofar as this opinion involves matters of the law of the State of Idaho, we have relied upon an opinion of even date herewith addressed to you by Thomas R. Saldin, Senior Vice President, General Counsel and Secretary of the Company.

          We hereby consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K dated December 15, 2005 and to the references to our firm in the Prospectus and any supplements thereto. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                         Very truly yours,

                                         /s/ LeBoeuf, Lamb, Greene & MacRae LLP